Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated February 29, 2024, related to the consolidated financial statements of Serve Robotics, Inc. (the “Company”) as of and for the years ended December 31, 2023 and 2022, included in its Annual Report on Form 10-K for the year ended December 31, 2023, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

September 27, 2024